UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 11, 2008

Education Management LLC

(Exact Name of Registrant as Specified in Charter)

Delaware	333-137605	20-4506022
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sixth Avenue, Pittsburgh, Pennsylvania	15222
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 562-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events.

On July 11, 2008, Argosy Education Group, Inc. (the “Parent”) and Western State University of Southern California (the “Company”), both indirectly wholly-owned subsidiaries of Education Management LLC (the “Registrant”), entered into a Stock Purchase Agreement with Knowledge Investment Partners Education Fund, L.P. and KIP SIU LLC (the “Purchaser”) pursuant to which the Purchaser will purchase all of the issued and outstanding capital stock of the Company from the Parent. The Company operates Western State University College of Law. As of the Fall of 2007, approximately 390 students attended the College of Law. Total proceeds from the sale are expected to be between $5 million and $10 million. The transaction is expected to close in January 2009 and is subject to customary conditions, including regulatory approvals.

The Registrant is also negotiating for a separate sale of the real property upon which the Law School is located. In the event that the Registrant does not enter into a purchase agreement for the real property prior to November 1, 2008, the Purchaser has an option to either purchase the real property in connection with the closing of the Stock Purchase Agreement or enter into a two-year lease with the obligation to purchase the real property for additional consideration upon expiration of the lease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION MANAGEMENT LLC

By:	/s/ EDWARD H. WEST
Edward H. West
Executive Vice President and Chief Financial Officer

Dated: July 15, 2008